EXHIBIT 99.1

Anne-Marie Megela
Senior Director, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevityhr.com

GEVITY HOLDS ANNUAL MEETING OF SHAREHOLDERS

•	Shareholders Re-elect Erik Vonk and Darcy Bradbury, and Elect Jeffrey Sonnenfeld as a New Director

•	James Cowie and David Katz Asked to Remain as Members of the Board

•	Management’s Proposal to Eliminate Staggered Terms of the Company’s Board of Directors Approved

•	Secondary Share Issue Completed

•	Board Declares $0.06 Per Share Quarterly Dividend

BRADENTON, FL, May 21, 2004 - At the company’s Annual Meeting held yesterday in Bradenton, the shareholders of Gevity (NASDAQ: GVHR) elected three directors, expanding the board to nine members.

Re-elected directors were Erik Vonk, Chairman and CEO, and Darcy E. Bradbury. Additionally, Jeffrey A. Sonnenfeld, Associate Dean for Executive Programs at Yale University’s School of Management and founder, president and chief executive officer of the Chief Executive Institute of Yale University, was elected as a new director of the company.

At its meeting following the shareholder meeting, the board requested that James Cowie and David Katz, who have been serving as the representatives of the holders of the company’s Series A Preferred Stock, remain as members of the board. All shares of the company’s Series A Preferred Stock were converted into common stock on May 19, 2004 in conjunction with the company’s secondary stock offering; therefore, Messrs. Cowie and Katz would otherwise have resigned from the board.

At the shareholder meeting, the company’s proposal to eliminate the staggered terms of directors was overwhelmingly approved by the company’s shareholders. Beginning with the 2005 annual meeting of shareholders, all members of Gevity’s board will stand for re-election annually.

The company’s secondary offering of common stock closed on May 19, 2004. In the offering, 1,750,000 shares were sold by the company, resulting in net proceeds to Gevity of approximately $35 million, of which approximately $20 million is being used to repay indebtedness incurred to partially fund Gevity’s acquisition of the client portfolio of EPIX Holdings Corporation. The balance will be used for working capital and other general corporate purposes, which may include the funding of acquisitions.

Additionally, the holders of Gevity’s Series A preferred stock sold 3,555,000 shares in the offering and certain members of management, directors and other shareholders sold 215,000 shares. The shares sold by the holders of the Series A preferred stock included 720,000 shares purchased by the underwriters pursuant to the over-allotment option granted to them.

In connection with the offering, the holders of the company’s Series A preferred stock converted all shares of the preferred stock into common stock and there are no shares of Series A preferred stock that remain outstanding. Immediately following the offering, Gevity had outstanding 26,854,688 shares of common stock.

According to Mr. Vonk, “This stock offering provides a further strengthening of our balance sheet, elimination of our debt, and a bolstering of our free cash reserves.” Mr. Vonk added, “Following the offering, the former holders of Gevity’s Series A preferred stock, led by the Frontenac Company, continue to own 1,959,705 shares of Gevity’s common stock, which we believe reflects their continued confidence in the company’s future performance. Additionally, we are gratified that Frontenac partners, James Cowie and David Katz, have agreed to remain as highly valued directors of the company.”

At its meeting held yesterday, Gevity’s Board of Directors also declared a quarterly dividend of $0.06 per common share, payable on July 30, 2004 to holders of record as of July 15, 2004.

About Gevity

Gevity is a leading provider of comprehensive human capital management solutions to small and medium-sized businesses in the United States. We have developed a fully-integrated human capital management solution that allows us to effectively become the “in-sourced” human resource department for our clients and creates value for our clients by helping them to find, develop and retain talent, manage human resource related paperwork, and protect their business from employment-related risks. We provide employee recruitment and development assistance, payroll and benefits administration, workers’ compensation insurance, health, welfare and retirement plans, and employment-related regulatory guidance. We deliver our solutions through a combination of highly-skilled human resource consultants and our scalable, web-enabled technology platform.

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